Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

VisionWave Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share (1)	457	(c)	6,244,194	$7.060	$44,084,009.64	$0.0001381	$6,088

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus, including shares issuable upon exercise of pre-funded warrants and the warrant. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on April 14, 2026, which date is within five business days prior to filing this Registration Statement.